Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Rouse Properties, Inc. Registration Statement No. 333-180052 on Form S-8, of our report dated June 10, 2013 relating the combined historical summaries of The Mall at Turtle Creek for the year ended December 31, 2011 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the combined historical summaries); appearing in the Current Report on Form 8-K of Rouse Properties, Inc.

/s/ Deloitte & Touche LLP
New York, New York
June 10, 2013